WELLS FARGO                                       Wells Fargo Home Mortgage
HOME MORTGAGE:                                    One Home Campus
                                                  Des Moines, IA 50328.0001







                          Wells Fargo Bank, N.A.

                      Servicer Compliance Statement


1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2006, with the exception of the following failure(s) to fulfill any such obligation in any material respect:

Late Remittance - Client #106, Investor #C14 - In October, 2006, a remittance of $25.9 million was sent five days late due to an employee error. A $19,039 penalty was paid to cover the late remittance.





/S/  John B. Brown
-------------------------
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.


March 1, 2007













                                      Wells Fargo Home Mortgage
                                      is a division of Wells Fargo Bank, N.A.
EXHIBIT A
                                  MASTER SERVICER/
CLIENT INV# INV                       TRUSTEE         DEAL NAME
106    C14        CITIGROUP          CITIGROUP       CMLTI 2006-NC1